SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2004

NPTEST HOLDING CORPORATION

(Exact Name of Registrant as Specified In its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

000-50503	37-1469466
(Commission File Number)	(I.R.S. Employer Identification No.)

150 Baytech Drive, San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 586-8200
(Registrant’s Telephone Number, Iincluding Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

NPTest Holding Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Reorganization dated as of February 22, 2004 among Credence Systems Corporation, a Delaware corporation (“Parent”), Cataline Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”) and the Company (the “Merger Agreement”), providing for the merger of the Company with and into Merger Sub (the “Merger”), with the Merger Sub continuing as the surviving corporation. The Boards of Directors of the Company and Parent have unanimously approved the Merger and the Merger Agreement.

Pursuant to the Merger, each share of common stock of the Company issued and outstanding immediately before the Effective Time (other than dissenting shares and shares held by the Company, Parent, or any direct or indirect wholly owned subsidiary of Company or Parent) will be converted at the effective time of the Merger (the “Effective Time”) into the right to receive 0.8 shares of Parent common stock (plus cash in lieu of fractional shares) and cash equal to $5.75 per share.

Pursuant to the Merger Agreement, the Company stock option plan and all Company options then outstanding under the Company stock option plan, whether vested or unvested, will be assumed by Parent at the Effective Time and converted into options to purchase shares of Parent common stock in the amounts and at the price that are described in the Merger Agreement.

The Merger is subject to customary conditions to closing, including (i) approval of the holders of the Company’s common stock, (ii) approval of the holders of Parent’s common stock, (iii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and certain other regulatory approvals, (iv) the accuracy of representations and warranties and the absence of any material adverse effect with respect to each party’s business (in each case, subject to certain exceptions) and (v) the delivery of customary opinions from counsel to each party that the Merger will qualify as tax-free reorganization for federal income tax purposes. Closing is expected to occur during the second or third quarter of 2004.

The Company has agreed to pay Parent a fee of $20 million if its board of directors determines, in the exercise of its fiduciary duties and subject to the terms and conditions of the Merger Agreement, to change its recommendation of the Merger after receipt of a superior proposal from a third party before the consummation of the transaction (or if the stockholders of the Company fail to approve the merger after a such a proposal is publicly announced and that transaction is thereafter consummated within 6 months of the termination of the merger agreement).

NPTest Holding, who beneficially owns 25,338,291 shares of Company common stock, has entered into a stockholder voting agreement with the Parent (the “Stockholder Voting Agreement”) pursuant to which they have agreed to vote no less than 50.1% of their shares in favor of the Merger. NPTest Holding may vote its other shares on the Merger in its discretion.

NPTest Holding has also entered into a stockholder lock-up agreement with Parent (the “Stockholder Lock-Up Agreement”) pursuant to which NPTest Holding must abide by certain restrictions with respect to the sale, transfer or other disposition of shares of Parent stock owned by it after the closing of the Merger. In addition, NPTest Holding has entered into a registration rights agreement with the Parent (the “Registration Rights Agreement”) pursuant to which Parent has agreed to file one or more registration statements with the Securities and Exchange Commission on behalf of NPTest Holding in certain circumstances and subject to certain terms and conditions.

On February 23, 2004, the Company and Parent issued a press release (the “Press Release”) announcing the execution of the Merger Agreement, which is filed as an Exhibit hereto.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the Stockholder Voting Agreement, the Stockholder Lock-Up Agreement and the Registration Rights Agreement, each of which are filed as Exhibits to this document, and are incorporated into this document by reference. The full text of the Press Release is also incorporated in this report by this reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits.

2.1	Agreement and Plan of Reorganization dated as of February 22, 2004, by and among Credence Systems Corporation, Cataline Corporation and NPTest Holding Corporation

2.2	Stockholder Voting Agreement dated as of February 22, 2004 between Credence Systems Corporation and NPTest Holding, LLC

2.3	Stockholder Lock-Up Agreement dated as of February 22, 2004 between Credence Systems Corporation and NPTest Holding, LLC

2.4	Registration Rights Agreement dated as of February 22, 2004 between Credence Systems Corporation and NPTest Holding, LLC

99.1	Joint Press Release issued by Credence Systems Corporation and NPTest Holding Corporation on February 23, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NPTEST HOLDING CORPORATION

Date: February 23, 2004	By:	/s/ David Mullin

		Name: Title:	David Mullin Chief Financial Officer